VCG, INC.

VCG LICENSE & SUPPORT AGREEMENT
This VCG License & Support Agreement (“Agreement”) is made as of the 29th day of September, 2005 (“Effective Date”) by and between VCG, Inc. (“VCG”), a Georgia corporation with its principal place of business at 1805 Old Alabama Road, Suite 250, Roswell, GA 30076, and Ablest Inc. (“Licensee”), a Florida corporation with its principal place of business at 1901 Ulmerton Road.-Suite 300, Clearwater, FL 33762, and is governed by the terms and conditions below, which Licensee has read, understood, and accepted. In consideration for the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth herein.
1. DEFINITIONS Headings are for convenience only and do not define or limit the scope of any provision hereof. Any term with an initial capitalized letter shall have the meaning ascribed to it herein; “includes” and “including” shall mean “includes/ing without limitation;” and the following terms shall have the meanings stated:
1.1 Active User. A Licensee employee individually licensed to use the System, identified by name, unique Authorized Personnel ID (“APID”), and unique password.
1.2 Documentation. VCG’s instructions on Software use in electronic form.
1.3 Environment. Licensee’s computer and technical environment, configuration for Software use and operation, and Third Party Software that meet VCG’s recommended requirements for System operation.
1.4 Sites. Licensee’s locations where the Software is installed, as specified in the System Order:
a. Server Sites. The authorized locations of Licensee’s servers.
b. User Sites. The authorized locations of Licensee’s personal computers, wireless or other remote devices, or any other equipment able to access Licensee’s servers.
1.5 Software. The licensed Version and configuration of the computer software and other programs proprietary to and supported by VCG specified in the applicable System Order.
1.6 System. Collectively, Software, Documentation, and Enhancements, and Updates where applicable, and all copies thereof.
1.7 System Key. VCG’s electronic code, password, or device provided to allow Licensee to install the number of Server and Active User Licenses granted in the applicable System Order.
1.8 System Order. An order for the Software and Documentation substantially in the form of Exhibit A.
1.9 Taxing Entities. Specific governmental taxing authorities for which VCG provides software calculation of taxes.
1.10 Third Party Software. Computer application and other programs proprietary to VCG’s licensors specified in the System Order.
1.11 Version. The Software configuration with a whole-number convention (e.g., 1.X, 2.X). The then-current Version contains all Enhancements, and Updates where applicable, (as defined in Exhibit B.3).
2. GRANT OF RIGHTS
2.1 License Grant. Subject to the terms of this Agreement, VCG grants to Licensee a nonassignable, nontransferable, and nonexclusive limited license to use the Software in object code form and related Documentation solely for Licensee’s internal use in processing data and files. Such use shall be only at the Licensee Sites in the US, and for the number of Active Users, specified in the applicable System Order for which Licensee has paid the corresponding License Fee. Licensee shall install and use the Software only at Server and User Sites specified in the applicable System Order. Licensee must obtain VCG’s prior written consent to move the Software to a different Site. At no time shall any APID be assigned to a different, or used by more than one, individual, nor shall Licensee’s use of the System exceed the number of Active Users specified in the applicable System Order without payment to VCG of the then-current fees for any such additional uses. VCG reserves the right to audit Licensee’s System at any time to verify compliance with this Agreement.
2.2 Right to Copy. Licensee may make server and desk top copies of the Software in object code solely as needed for archival and backup purposes, provided that Licensee reproduces and affixes to all full or partial copies thereof all copyright, trademark, and other proprietary legends placed on or embedded in the original copy. Licensee shall maintain a log of the number and location of all originals and copies of the Software, shall notify VCG if any of the copies are kept in any location other than a Site, and shall submit a copy of said log to VCG on request by VCG.
2.3 Environment. Licensee shall be solely responsible for: (a) providing and maintaining the Environment, (b) assigning qualified technical personnel to operate the Software, and (c) making an Internet connection available for VCG’s use in providing Support.
2.4 Upgrades and Additional Modules. From time to time VCG may prepare and offer for license to licensed users under then-current Support provisions substantial new Software features or functionality (“Upgrades”), and/or separate and distinct functional units of Software (“Additional Modules”). Upgrades and Additional Modules shall be deemed to be new items of Software, and are subject to Licensee’s prior written acceptance of VCG’s then-current terms and conditions and payment of VCG’s then-current applicable additional License and Support Fees.
2.5 Support. In consideration of Licensee’s payment of the first annual Support Fee, VCG shall provide Licensee Support as described in Exhibit B for the System during the Initial Term (as defined therein) in accordance with VCG’s then-current Support Policy. To request Support hereunder, Licensee shall designate two (2) personnel with sufficient technical expertise to operate the System to be liaisons between Licensee and VCG.
2.6 Other Services. Licensee may request VCG to provide System installation, implementation, customization, consulting, and training services under VCG’s then-current Services Agreement. Fees for all such other services shall be at VCG’s then-current rates.

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2.7 Independent Contractors; Warranty. The parties’ relationship shall be independent contractors, and nothing herein shall make either party the agent of the other for any purpose whatsoever. Neither party shall bind or attempt to bind the other to any agreement or performance of any obligation. Licensee represents and warrants to VCG that it shall defend, indemnify, and hold harmless VCG from and against any and all claims of discrimination or discriminatory practices based on or arising from use of the System or any portion thereof.
2.8 Third Party Software License Grant. Use of third party software is restricted to use with the VCG Software per the terms of this Agreement. Said third party software vendors are third party beneficiaries of this Agreement only as it relates to the third party software of that vendor.
3. PAYMENT TERMS
3.1 Fees; Expenses. The fees for the license of the Systems granted hereunder (“License Fees”) and for the Initial Term of Support (“Support Fee”) are stated in the applicable System Order, and shall be paid in accordance with the terms outlined in the System Order. Licensee shall reimburse VCG for all reasonable out-of-pocket (including travel and living) expenses (“Expenses”) incurred by VCG in performing its obligations hereunder.
3.2 Taxes and Other Charges. All amounts do not include, and Licensee agrees to pay, any additional sums for all taxes, duties, and other assessments, however designated or levied, (exclusive of taxes based on VCG’s net income) for or related to this Agreement, whether directly to the appropriate authority or indirectly through VCG in compliance with applicable law. Licensee agrees to defend, indemnify, and hold harmless VCG from and against all claims, actions, judgments, liabilities, and expenses (including penalties and interest levied) arising from or related to Licensee’s failure to comply with this Section 3.2.
3.3 Late Payments. Time is of the essence for all payment terms. Any amounts not paid when due shall bear interest at the rate of eighteen percent (18%) per annum, or the maximum legal rate if less, commencing with the payment due date. VCG may withhold performance until such sum and interest are paid. Licensee shall reimburse VCG for all costs of collection, including reasonable attorneys’ fees.
4. LIMITED WARRANTY For a period of ninety (90) days from delivery of the System to Licensee, but in any event commencing no later than thirty (30) days after the Effective Date, VCG warrants to Licensee that the Software will perform substantially in accordance with the Documentation. Licensee acknowledges that the System may not satisfy all of Licensee’s requirements, and that this limited warranty is conditioned upon Licensee’s installation of all Enhancements, and Updates where applicable, which may be provided under Support; and is expressly subject to the exclusions specified in Exhibit B.4.
5. DISCLAIMERS; LIABILITY LIMITATIONS
5.1 Disclaimer of Warranties. Third Party Software provided by VCG is provided “AS IS” and VCG makes no express or implied warranties regarding same. The limited warranty set forth in Section 4 is made for the benefit of Licensee only, and VCG makes no (and hereby disclaims all) other warranties, representations or conditions, whether written or oral, or express, implied, or statutory, including any implied warranties of merchantability, fitness for a particular purpose, noninfringement, timely tax compliance, title, system integration, data accuracy, or quiet enjoyment (all of which are hereby expressly disclaimed) with respect to the use, misuse, or inability to use the System (or any copy or components thereof) or any other products or services provided by VCG, or their quality or reliability, or otherwise arising under this Agreement. VCG does not warrant that all Errors can be corrected, or that operation of the System shall be uninterrupted or Error-free.
5.2 Exclusive Remedy. Licensee’s sole and exclusive remedy for any material nonconformity with the limited warranty specified in Section 4 shall be for VCG to use commercially reasonable efforts to, in VCG’s sole discretion, either correct such nonconformity or replace the nonconforming portion, provided VCG has received Licensee’s notice during the applicable warranty period and VCG can duplicate such nonconformity.
5.3 Limitation of Liability. VCG’s total liability hereunder shall be in the aggregate and limited to recovery of actual direct damages not in excess of the total License Fees actually paid to VCG by Licensee for the nonconforming System, reduced by any amount due VCG by Licensee. In no event shall VCG or any VCG parent, subsidiary, or affiliate, or any of their officers, directors, employees or representatives, be liable to any third party for damages of any kind or nature or in any manner whatsoever, regardless of the cause of action; or to Licensee for any special, indirect, incidental, or consequential damages, loss of profits or goodwill, or tax liability resulting from the use, misuse, or inability to use the System, Support, or any other products or services, even if VCG has been notified of the likelihood thereof.
5.4 Survival. The parties agree that the limitations provided in this Section 5 shall survive and continue in full force and effect despite any failure of consideration or of an exclusive remedy.
6. INTELLECTUAL PROPERTY (“IP”); CONFIDENTIALITY
6.1 Definitions. Proprietary Information means, collectively and without regard to form, any third party information which either party has agreed to treat as confidential and Trade Secrets and Confidential Information, defined as follows: (a) Trade Secrets means any information that (i) derives actual or potential economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For the purposes of this Agreement with respect to VCG, Trade Secrets includes the System and derivative works; and (b) Confidential Information is non-public proprietary information other than Trade Secrets of value to its owner, and any data or information defined herein as a Trade Secret but which is determined by a court of competent jurisdiction not to rise to the level of a trade secret under applicable law.
6.2 Ownership. All right, title, and interest in the System, and all information and materials related to the System and VCG’s business, regardless of form, including all trademarks, service marks, trade names, logos, and symbols used to denote VCG’s products and services ("Marks”), copyrights, patents, Proprietary Information, and other intellectual property rights pertaining thereto, and all modifications, derivative works, and copies thereof (collectively “VCG IP”) are and shall remain vested in VCG. The System is unpublished and constitutes VCG’s copyrights, Trade Secrets, and other proprietary rights. Licensee does not claim any ownership or other proprietary rights in or to any VCG IP.

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6.3 Protection of VCG IP. Licensee shall not itself or permit any other party to:
a. Disassemble, decompile, decrypt, or reverse engineer, or attempt to discover or reproduce source code for, any part of the System; alter, modify, or prepare derivative works based on any VCG IP; use any VCG IP to create computer programs or other material that performs, replicates, or utilizes the same or substantially similar functions as the System; or divulge any of the ideas, techniques, or information embodied within the System;
b. Demonstrate or display the System or its operation or use it in a service bureau or time sharing environment;
c. Alter, remove, cover, modify, or suppress any Marks, any copyright or other proprietary notices, or any confidentiality legends placed on embedded in or otherwise appearing in or on any VCG IP, or fail to ensure that all such notices and legends appear on all full or partial copies of VCG IP or any related material; or
d. By any means sell, transform, sublicense, lease, assign, pledge, mortgage, encumber, or otherwise transfer, distribute, or dispose of any VCG IP, or any of the rights or obligations granted or imposed on Licensee hereunder.
6.4 Confidentiality. Unauthorized disclosure or use of the other party’s Proprietary Information and all related information and services, would cause the owner great injury and harm (“Owner”). Therefore, the receiving party (“Recipient”) agrees to take all appropriate action to ensure the confidentiality and security of the Owner’s Proprietary Information, but in any event no less than the same standard of care Recipient uses to protect its own Proprietary Information of like kind and value. Without limiting the generality of the foregoing, in addition to Licensee’s obligations in Section 6.3, Licensee and VCG each agrees that it: (a) shall maintain the other’s Proprietary Information in the strictest confidence, including compliance with reasonable remote access security requirements; (b) shall not disclose, display, publish, transmit, or otherwise make available such Proprietary Information, or the benefit thereof, in whole or in part, except in confidence to its own employees on a need-to-know basis; and (c) except as expressly permitted hereunder, shall not copy, duplicate, replicate, transform, or reproduce such Proprietary Information.
6.5 Applicability. The restrictions set forth herein shall apply so long as this Agreement is in effect and shall remain in full force and effect after any termination hereof: (a) for Trade Secrets and any Confidential Information that rises to the level of a Trade Secret, as long as such information qualifies as a Trade Secret under applicable law; (b) for all other Confidential Information during a period of five (5) years after termination hereof; and (c) for all other information and VCG IP during such period as required or permitted by applicable law.
7. TERM AND TERMINATION
7.1 Term. This Agreement shall commence on the Effective Date and continue in full force and effect unless earlier terminated as provided hereunder.
7.2 System Order. System Orders may be terminated only: (a) by VCG if any payment owed under a System Order remains unpaid seven (7) days after VCG’s notice thereof; or (b) by either party if the other party fails to perform any material obligation set forth in a System Order, and such nonperforming party does not cure such failure within thirty (30) days after notice. Permitted termination of a System Order shall not in and of itself terminate this Agreement.
7.3 Support. Support shall terminate immediately upon termination for any reason whatsoever of the license granted herein; otherwise, Support may be terminated only by VCG if Licensee fails to pay any owed amount within ten (10) days after receipt of VCG’s notice thereof, or by either party with thirty (30) days’ notice prior to the end of any Support Term.
7.4 Agreement. This Agreement may be terminated with notice to the other party only as follows: (a) by either party if the other party materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of notice thereof; or (b) by VCG if Licensee becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or is liquidated, voluntarily or otherwise.
7.5 Effect of Termination.
a. System Order. Upon termination of a System Order, VCG shall have no further responsibility or liability thereunder; however, the provisions of all other System Orders, including licensed uses and payment obligations, shall remain in full force and effect.
b. Support. Termination or expiration of Support shall not in and of itself terminate any other provisions hereof, including Licensee’s licensed use of the System, which shall remain in full force and effect. If VCG, in its sole discretion, grants a request by Licensee to reinstate Support, Licensee shall pay all Support Fees accrued from time of termination plus a reinstatement fee of ten percent (10%) of the then-current annual Support Fee.
c. Agreement. Upon expiration or termination of this Agreement for any reason: (i) all invoices and other monies due to VCG hereunder are payable in accordance with the terms hereof; (ii) Licensee shall immediately cease all System uses, remove all copies from any equipment on which it has been installed, return it with all Documentation and other VCG IP, or at VCG’s option and request destroy all originals, copies, and summaries of VCG IP and provide VCG written certification of the foregoing; and (iii) all other rights and obligations of the parties, including the license granted hereunder, shall immediately terminate except that the provisions which by their sense and context are intended to survive termination or expiration, including Sections 2.7, 3.2, 3.3, 5, 6, and 8, shall so survive.
d. Caveat. A remedy period exercised hereunder shall not otherwise serve to toll, release, or reduce the parties’ respective obligations or liability.
8. GENERAL PROVISIONS
8.1 Consent. Required consent or other approval shall not be unreasonably withheld or delayed; provided, however, it shall not be considered unreasonable for either party to withhold its consent if such consent could serve to jeopardize the confidentiality of and/or such party’s property interests in and to: (a) for VCG, the VCG IP; and (b) for Licensee, its Proprietary Material and other intellectual property.
8.2 Counterparts, Signatures. This Agreement and System Orders may be executed in any number of counterparts, each of which shall be deemed an original, but which all together shall be deemed to constitute one and the same instrument. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated as original signatures for all purposes hereof.
8.3 Force Majeure. Except for obligations of confidentiality and payment, neither party shall be liable for any delay or failure in performing hereunder if such failure arises, directly or indirectly, out of causes reasonably beyond the direct control or

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foreseeability of such party, and performance shall be deferred until such cause of delay is removed, provided that the delayed party shall promptly notify the other party of such occurrence.
8.4 Governing Law; Dispute Resolution; Remedies.
a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to conflicts of law. The rights specified herein are in addition to any and all other rights either party has under applicable law. VCG and Licensee shall comply with all US laws and administrative regulations relating to the control of exports of commodities and technical data all laws directly or indirectly applicable to their respective activities hereunder or otherwise pursuant to or in connection with this Agreement and the Software.
b. Dispute Resolution. Any controversy hereunder not resolved by informal negotiations in thirty (30) days (or any mutually agreed-upon reasonable extension of time) after either party’s request for same shall be settled by binding arbitration according to the rules of the American Arbitration Association. The arbitrator shall have a minimum of ten (10) years experience in the computer software industry, and shall have no authority to award punitive damages, but may award reasonable attorneys’ fees and expenses to the prevailing party. Arbitration shall take place in Fulton County, Georgia. Nothing in this Section 8.4.b shall be construed to bar or otherwise interfere with VCG’s right to injunctive and/or other equitable relief as specified herein or as may be permitted under applicable law.
c. Remedies. The parties acknowledge that each provision hereof providing for ownership and/or protection of Proprietary Information is material to this Agreement, and that any threatened or actual breach thereof shall constitute immediate, irreparable harm to the Owner. If either party breaches or threatens to breach any such provision, in addition to any other remedies it may have at law or in equity, Owner shall be entitled to a restraining order, injunction, or other similar remedy without any requirement to post bond as a condition of such relief. VCG reserves all remedies not explicitly granted herein.
8.5 Notices. Any notice or other communication required to be given hereunder shall be made in writing and delivered by hand, by certified mail return receipt requested, or by facsimile or telex (with confirmation copy sent by certified mail) addressed to the receiving party at the address first written above, or at such other address as may be designated from time to time. Notices shall be deemed given upon actual receipt if hand delivered, or upon the sending party’s receipt of certified mail delivery confirmation if by mail, facsimile, or telex.
8.6 Waiver; Severability. A waiver may only occur pursuant to the prior written express permission of an authorized officer of the other party The failure by any party hereto to enforce any provision or right hereunder shall not prejudice it from later enforcing or exercising the same or any other provision or right. The invalidity or unenforceability of any provision hereof shall not affect the other provisions, and this Agreement shall be deemed amended to replace, to the extent legally permitted, the invalid or unenforceable provision. The invalidity or unenforceability of any provision hereof shall not be construed as a failure of consideration hereunder.
9. ENTIRE AGREEMENT. This Agreement and its referenced Exhibits together constitute through mutual negotiation the entire agreement and understanding of the parties with respect to the subject matter hereof, and is intended as the parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior and contemporaneous representations, agreements, promises, and understandings, whether written or oral. In the event of any conflict between this Agreement and any Exhibit hereto, the terms of this Agreement shall control. This Agreement shall not be modified or terminated in whole or in part except in a writing specifically referencing this Agreement and duly signed by authorized representatives of both parties. “Licensee” means the specific legal entity or operating unit that has executed this Agreement. Until executed by VCG in Roswell, GA, this Agreement constitutes an offer. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, and their respective permitted transferees, successors, and assigns.
Exhibits A and B and Addendum I are attached hereto and made a part hereof.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date, and each represents and warrants to the other that it is legally free to enter in to this Agreement.

ACCEPTED:	ACCEPTED:

VCG, INC.	ABLEST Inc.
Licensee

By: /s/ Stephen C. Taylor	By: /s/ W. David Foster
Name Signed	Name Signed

Stephen C. Taylor, President	W. David Foster, Vice Chairman

Name & Title Printed	Name & Title Printed

September 29, 2005	September 29, 2005

Date	Date

Fax 770-449-3638 Phone 770-246-2300	727.299.1295/727.299.1200

Facsimile & Telex Numbers	Facsimile & Telex Numbers
The provisions and fees contained herein are valid provided this VCG License & Support Agreement and System Order are executed by Licensee and received by VCG on or before
September 30, 2005.

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EXHIBIT A
System Order
This Exhibit A — System Order is made as of the 29th day of September, 2005_ (“Order Date”), and is attached to and made a part of the VCG License & Support Agreement (“Agreement”) between VCG, Inc. (“VCG”) and ABLEST Inc. (“Licensee”).
ALL AMOUNTS ARE CONFIDENTIAL, AND ARE VALID UNTIL
September 30, 2005.

A.1	SYSTEM DESCRIPTION AND FEES: For currently available VCG System and Support components and their respective fees, see License & Support Addendum I attached hereto.

Total License Fee	$457,095.00

Total Support Fee	$86,074.25

GRAND TOTAL — LICENSE & SUPPORT FEES*	$543,169.25
*	Note: The License & Support Fees do not include Expenses, taxes, shipping costs, etc., all of which are Licensee’s responsibility.

A.2	REQUIRED THIRD PARTY SOFTWARE Licensee has the option to license the following third party software products from either VCG or Licensee’s systems integrator:

Oracle

Crystal

A.3	PAYMENT TERMS: The fees for the license of the Systems granted hereunder (“License Fees”) and for the Initial Term of Support (“Support Fee”) and the payment schedule for such fees are stated in the attached Addendum I.

A.4	SERVER SITE(S) & INFORMATION [Attach Additional Site Information As Needed]:

Street Address: 1901 Ulmerton Road., Ste.300

City / State / Zip Code: Clearwater, FL 33762	Server Configuration: Dual Processors

Database Server Processor Capacity:

A.5	USER SITE(S) [Attach Additional Site Information As Needed]: Use Street Address, City / State / Zip Code:

a.	b.

c.	d.

A.6	ADMINISTRATIVE

a. Billing Address:	b. Business Contact:

Shawn Leviski, Manager — Information Systems	Shawn Leviski, Manager — Information Systems

Name & Title	Name & Title

727.299.1200/727.299.1295/sleviski@ablest.com	727.299.1200/727.299.1295/sleviski@ablest.com
Phone, Fax & Email	Phone, Fax & Email

ACCEPTED:	ACCEPTED:

VCG, INC.	ABLEST Inc.
Licensee

By: /s/ Stephen C. Taylor	By: /s/ W. David Foster
Name Signed	Name Signed

Stephen C. Taylor, President	W. David Foster, Vice Chairman

Name & Title Printed	Name & Title Printed

September 29, 2005	September 29, 2005

Date	Date

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EXHIBIT B
VCG Support Terms
This Exhibit B is attached to and made a part of the VCG License & Support Agreement (“Agreement”) between VCG, Inc. (“VCG”) and ABLEST Inc. (“Licensee”).
B.1 TERM. Unless Support is terminated earlier as set forth in Exhibit B.2 below, Licensee shall receive Support pursuant to the Agreement and this Exhibit B during the period of one (1) year from the Effective Date (“Initial Term”). Thereafter, so long as VCG is offering Support for the System and Licensee is otherwise in compliance with its obligations to VCG, Licensee shall receive Support on an annual basis (each, a "Term”) by Licensee’s payment of the applicable Support Fee prior to the end of the then-current Term.
B.2 SUPPORT FEES. The Support Fees payable pursuant to the Agreement are consideration only for the Support for the System as expressly set forth herein, and are net of any costs, charges, expenses, or other financial obligations, including taxes (as specified in Section 3.2 of the Agreement), of Licensee arising hereunder. Licensee shall pay all such taxes and other financial obligations in accordance with Section 3 of the Agreement.
B.3 SUPPORT SERVICES. Subject to the provisions of this Exhibit B, Support shall comprise the following:
     a. Support. VCG will provide telephone, facsimile, and electronic support during VCG’s normal working hours for Licensee to report problems related to Licensee’s use of the System and for assistance with regard to such problems. Licensee shall designate two (2) technical personnel who shall be Licensee’s sole representatives for contact with VCG regarding all Support obligations hereunder. Licensee shall be solely responsible for installation of an Internet connection into each server to be supported.
     b. Error Correction. VCG will use commercially reasonable efforts to correct all verifiable, reproducible Errors in the Software reported by Licensee in writing to VCG. “Error” means a substantial failure of the System to conform to the Documentation, and “Error Correction” means either a software modification or addition in object code form that when made or added to the System establishes substantial conformity of the Software to the Documentation or a procedure or routine that, when included in the regular operation of the System, eliminates the practical adverse effect on Licensee of such nonconformity. Upon delivery to Licensee, an Error Correction shall be considered a portion of the System within the meaning of the license grant in Section 2 of the Agreement.
     c. Enhancements. VCG shall make available to Licensee all Enhancements to the System under the terms of the Agreement and for no additional License Fee as long as Licensee’s Support Fees are current. “Enhancements” are Error Corrections, improvements, and other periodic changes to the Software in object code form, but excluding Updates (as defined below). Enhancements are issued by VCG in its sole discretion and become part of the System within the meaning of the license grant in Section 2 of the Agreement and for the purposes hereof.
     d. "Updates” are payroll tax and reporting updates for Taxing Entities that VCG determines to be mandatory for the applicable System. Licensee’s designated technical personnel must identify the tax jurisdictions when calling the Support Center.
B.4 EXCLUSIONS. VCG shall have no responsibility or liability of any kind hereunder for any:
     a. Use by Licensee of any Version of VCG’s payroll and billing software other than the then-current Version or the immediately preceding unmodified Version up to ninety (90) days following the availability of the then-current Version; and for all other VCG Systems, any Version other than the then-current and immediately preceding unmodified Versions. Licensee has the option of continuing to use any superseded Version at its own risk and without any obligation of VCG to support or maintain same.
     b. Errors arising from misuse, negligence, revision, modification, or improper use of all or any part of the Software by any entity other than VCG.
     c. Errors arising from Licensee’s failure to provide the Environment, or discontinuation of Support.
     d. Data or data input, output, accuracy, and suitability, which shall be deemed under Licensee’s exclusive control. Data integrity storage and back-up, and any use of or reliance on data or data output, are Licensee’s sole responsibility.
B.5 LICENSEE’S RESPONSIBILITIES. In order for VCG to provide any services, Licensee shall, at Licensee’s expense:
     a. Maintain the Environment, proper machine readable backups according to VCG recommended procedures and frequencies, and all VCG recommended system management procedures as outlined in the Documentation for each System.
     b. For VCG’s payroll and billing software, install each Enhancement, Update, and Version within ninety (90) days of its release by VCG.
     c. Provide VCG adequate facilities (e.g., access to telephone lines and the Internet, and to the System during standard Support Center hours).
     d. Perform reasonable research and utilize the applicable Documentation prior to contacting VCG for assistance; report all problems to VCG in a timely manner; and proceed only pursuant to VCG’s instructions.

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